Exhibit 99.1

Concho Resources Inc. Provides 2012 Operational Update and Increases 2013 Production Guidance

MIDLAND, Texas--(BUSINESS WIRE)--February 7, 2013--Concho Resources Inc. (NYSE: CXO) (“Concho” or the “Company”) today provided a 2012 operational update, including full-year production, year-end estimated proved reserves and updated 2013 production guidance. Highlights include:

  Full-year production of 29.8 million barrels of oil equivalent (“MMBoe”), a 26% increase over 2011
  Year-end estimated proved reserves of 447.2 MMBoe, a 16% increase over year end 2011
  Reserve replacement ratio1 of 422%
  Over 12,200 identified gross drilling opportunities, including over 4,200 in the northern Delaware Basin
  Increased 2013 production guidance range to 33.4 – 34.8 MMboe

1 The Company uses the reserve replacement ratio as an indicator of the Company's ability to replenish annual production volumes and grow its reserves, thereby providing some information on the sources of future production. It should be noted that the reserve replacement ratio is a statistical indicator that has limitations. The ratio is limited because it typically varies widely based on the extent and timing of discoveries and property acquisitions. Its predictive and comparative value is also limited for the same reasons. In addition, since the ratio does not imbed the cost or timing of future production of new reserves, it cannot be used as a measure of value creation. The reserve replacement ratio of 422% was calculated by dividing net proved reserve additions of 125.7 MMBoe (the sum of extensions, discoveries, revisions and purchases) by production of 29.8 MMBoe.

Since 2007, the same year Concho completed its initial public offering, through 2012 total proved reserves have grown at a five-year compounded annual growth rate of 37%. Proved reserves growth in 2012 was constrained by the limited development history in the Delaware Basin, Concho’s most significant area of capital investment. At year-end 2012, estimated proved reserves in the Delaware Basin increased 64% over year-end 2011, but represented only 18% of the Company’s total estimated proved reserves.

“We are in the very early stages of driving proved reserves and production growth in the Delaware Basin,” commented Tim Leach, Chairman, Chief Executive Officer and President. “Our drilling inventory in the northern Delaware Basin has expanded rapidly to over 4,200 gross locations, only 250 of which are currently identified as proved. Going forward, I expect that the robust returns from this deep inventory will continue to drive organic production and proved reserves growth for years to come.”

During 2012, the Company enhanced the sustainability of its long-term growth strategy through a combination of its development and exploration program, as well as the Three Rivers acquisition and subsequent non-core asset divestiture. “We have expanded the opportunity to reinvest capital across the Permian Basin without having to sacrifice returns,” said Tim Leach. At year-end 2012, gross acreage across the Permian Basin increased to 1.2 million acres, a 24% increase over the previous year. Much of that growth occurred in the Delaware Basin, where the Company now has exposure to over 475,000 gross acres.

(The following information is unaudited and preliminary. Final results will be provided in the Annual Report on Form 10-K for the year ended December 31, 2012.)

Full-Year and Fourth Quarter 2012 Production and Revised 2013 Production Guidance

Concho’s production for 2012 totaled 29.8 MMBoe (18.0 MMBbls of crude oil and 70.6 Bcf of natural gas), a 26% increase over 2011 production of 23.6 MMBoe and represents achievement of the upper-end of the Company’s 2012 full-year guidance. Crude oil production in 2012 grew 23% over 2011 and represented 60% of total production.

Adjusting for acquisitions during the year, organic production in 2012 totaled 28.5 MMBoe (61% crude oil), a 21% increase over total production in 2011. Tim Leach commented, “Concho has delivered over 20% organic production growth every year as a public company while spending largely within cash flow. That is a significant accomplishment and reflects the high-quality nature of our assets in the oil-rich Permian Basin.”

Production in the fourth quarter 2012 was 8.2 MMBoe (5.0 MMBbls of crude oil and 19.6 Bcf of natural gas), a 26% increase over the comparable prior-year period. Sequentially, Concho’s total fourth quarter 2012 production increased 5.3% over the previous quarter and crude oil production during the fourth quarter increased 7.2% over the previous quarter.

The Delaware Basin core area, where the Company has an active horizontal drilling program targeting the Avalon shale, Bone Spring sands and Wolfcamp shale, was the most significant contributor of total production growth in 2012. The Company expects to allocate over 50% of its total 2013 drilling and completion budget to the Delaware Basin.

As a result of the Company’s strong production growth in the fourth quarter of 2012, Concho has revised its 2013 annual production guidance range as follows:

	Previous	New
2013 Production (MMBoe)	32.9 - 34.3	33.4 - 34.8

2012 Year-end Estimated Proved Reserves and Costs Incurred

Concho’s year-end estimated proved reserves increased to 447.2 MMBoe. Year-end proved reserves were determined utilizing an average 2012 WTI posted oil price of $91.21 per barrel and an average 2012 Henry Hub spot market natural gas price of $2.76 per MMBtu. Substantially all of the Company’s proved reserves are located in the Permian Basin, which remains one of the most active and prolific oil basin in the continental U.S. The PV-10 of proved reserves at December 31, 2012 was $8.3 billion. Please refer to the attached table for a reconciliation of PV-10 to the standardized measure of discounted future net cash flows.

Crude oil represented over 61% of year-end estimated proved reserves, consistent with year-end 2011, despite a significant natural gas-weighted acquisition and an oil-weighted divestiture during 2012. In addition, 61% of Concho’s year-end estimated proved reserves were proved developed, consistent with year-end 2011 and reflective of the Company’s ability to consistently convert unproved resources into proved reserves.

The following reconciliation of Concho’s estimated proved oil and natural gas reserves for year-end 2012 are based on reports prepared by Cawley, Gillespie & Associates, Inc. and Netherland, Sewell & Associates, Inc., independent petroleum engineers.

MMBoe
Proved reserves at December 31, 2011	386.5
Purchase of minerals-in-place	56.5
Sales of minerals-in-place	(35.3)
Extensions and discoveries	91.9
Revisions of previous estimates[1]	(22.6)
Production	(29.8)
Proved reserves at December 31, 2012	447.2

1 Includes 5.1 MMBoe of negative revisions due to price.

Concho’s costs incurred (including asset retirement costs) are as follows:

	Years Ended December 31,
	2011	2012
	(In thousands)
Property acquisition costs	$524,979	$1,298,878
Exploration	562,679	781,174
Development	744,481	741,206
Total costs incurred for oil and natural gas properties	$1,832,139	$2,821,258

For 2012, drill-bit finding and development costs, defined as the total costs incurred for oil and natural gas properties, less property acquisition costs, divided by extensions and discoveries, were $16.56 per Boe, as compared to $15.11 per Boe in 2011.

Operations

During 2012, Concho was once again one of the most active drillers in the Permian Basin. The Company drilled or participated in 840 wells and exited the year operating 30 rigs, half of which were drilling horizontally. “A major new theme that emerged in 2012 was our horizontal development efforts across our portfolio,” said Tim Leach. “I expect Concho’s horizontal activity will continue to increase as areas like the Delaware Basin and other emerging opportunities evolve into full-scale development.”

The table below summarizes the Company’s gross drilling activities by core area for the fourth quarter and full-year 2012:

	Total Wells[1]		Operated Wells		Completed Wells
	4Q 2012	FY 2012	4Q 2012	FY 2012	4Q 2012	FY 2012
New Mexico Shelf	73	360	29	251	85	348
Delaware Basin	45	154	29	87	47	134
Texas Permian	78	326	77	319	78	316
Total	196	840	135	657	210	798

1 Includes five wells that were plugged and abandoned in 2012.

The success of Concho’s acquisitions and 2012 exploration and development program resulted in the addition of over 3,300 new gross drilling locations, bringing the total to 12,269. The following table highlights 2012 year-end gross drilling locations and estimated proved reserves by core area.

	Gross	YE Proved Reserves (MMBoe)
	Locations	2011	2012
New Mexico Shelf:	2,083	210.3	224.5
Yeso (Vertical)	1,044
Yeso (Horizontal)	676
Other	363
Delaware Basin:	4,212	49.7	81.7
Avalon shale	1,016
Bone Spring sands	2,462
Other	734
Texas Permian:	5,974	126.5	141.0
Wolfberry 40 acres	1,955
Wolfberry 20 acres	2,486
Shallow Wolfcamp	1,410
Other	123
Total	12,269	386.5	447.2

During 2012, the Company increased its Delaware Basin drilling inventory by over 2,300 after taking into account the 154 Delaware Basin wells drilled in 2012. The inventory in the Delaware Basin does not include any locations in the southern Delaware Basin where the Company has an active exploration program. It also does not significantly include any locations targeting zones in the Delaware sands or Penn shale, which the Company plans to further test during 2013.

Estimated proved reserves in the Delaware Basin at year-end 2012 grew 64% over the previous year but only accounted for 18% of the Company’s total estimated proved reserves. Also of note, only 6% of the Company’s year-end 2012 Delaware Basin drilling locations were booked as proved. Concho anticipates that capital spending in 2013 in the Delaware Basin will be approximately $760 million, over 50% more than in 2012, and will drill approximately 175 wells.

Fourth Quarter and Full-Year 2012 Realized Prices

In the fourth quarter of 2012, the average discount on the Midland-to-Cushing WTI oil basis differential was approximately $3.57 per Bbl. This historically wide discount had an adverse effect on the Company’s unhedged crude oil realization during the quarter; however, the Company’s full-year 2012 unhedged crude oil realization remained within annual guidance. The table below summarizes average unhedged realized crude oil and natural gas prices for the fourth quarter and full-year 2012:

	4Q 2012	FY 2012

NYMEX crude oil (Bbl)	$88.17	$94.19
Realized crude oil, excluding hedges (Bbl)	$81.28	$88.01

NYMEX natural gas (Mcf)	$3.35	$2.83
Realized natural gas, excluding hedges (Mcf)	$5.06	$5.03

Derivative Update

The Company maintains an active hedging program and has added to its derivative positions. In addition to incremental crude oil swaps, Concho has added hedges that limit the Company’s exposure to the Midland-to-Cushing differential. Concho has hedged 7.7 MMBbls of the basis differential at an average price of $1.25 per Bbl from April 2013 to December 2013. Please see the “Derivatives Information” table at the end of this press release for more detailed information about the Company’s current derivative positions.

Credit Facility

At December 31, 2012, the Company had borrowings outstanding under the credit facility of $304.0 million, and the availability under the credit facility was approximately $2.2 billion.

About Concho Resources Inc.

Concho Resources Inc. is an independent oil and natural gas company engaged in the acquisition, development and exploration of oil and natural gas properties. The Company's operations are focused in the Permian Basin of Southeast New Mexico and West Texas. For more information, visit Concho’s website at www.concho.com.

Forward-Looking Statements and Cautionary Statements

The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company's future financial position, liquidity and capital resources, operations, performance, production growth, acquisitions, returns, capital expenditure budgets, oil and natural gas reserves, number of identified drilling locations, drilling program, derivative activities, costs and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management's experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance. Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the "Risk Factors" section of the Company's most recent Form 10-K and 10-Q filings and risks relating to declines in the prices we receive for our oil and natural gas; uncertainties about the estimated quantities of reserves; risks related to the integration of acquired assets; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing; drilling and operating risks; the adequacy of our capital resources and liquidity; risks related to the concentration of our operations in the Permian Basin; the results of our hedging program; weather; litigation; shortages of oilfield equipment, services and qualified personnel and increases in costs for such equipment, services and personnel; uncertainties about our ability to replace reserves and economically develop our current reserves; competition in the oil and natural gas industry; our existing indebtedness; and other important factors that could cause actual results to differ materially from those projected.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Concho Resources Inc.
Non-GAAP Financial Measure
Unaudited

PV-10 is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. PV-10 is a computation of the standardized measure of discounted future net cash flows on a pre-tax basis. PV-10 is equal to the standardized measure of discounted future net cash flows at the applicable date, before deducting future income taxes, discounted at 10 percent. The Company believes that the presentation of the PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated net proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and natural gas properties. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies. The Company uses this measure when assessing the potential return on investment related to our oil and natural gas properties. PV-10, however, is not a substitute for the standardized measure of discounted future net cash flows. The Company’s PV-10 measure and the standardized measure of discounted future net cash flows do not purport to present the fair value of our oil and natural gas reserves.

The following table provides a reconciliation of PV-10 to the standardized measure of discounted future net cash flows at December 31, 2011 and 2012:

	December 31,
	2011	2012
	(In millions)
PV-10	$8,400	$8,327
Present value of future income taxes discounted at 10%	(2,699)	(2,539)
Standardized measure of discounted future net cash flows	$5,701	$5,788

Concho Resources Inc.
Derivatives Information
Unaudited

The table below provides data associated with our derivatives at February 7, 2013.

	2013
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total	2014	2015	2016	2017
Oil Swaps:
Volume (Bbl)	4,116,000	3,801,000	3,446,000	3,188,000	14,551,000	10,928,000	1,076,000	429,000	168,000
NYMEX price (Bbl) (a)	$95.84	$95.84	$95.57	$95.34	$95.67	$91.57	$86.69	$88.31	$87.00

Oil Basis Swaps:
Volume (Bbl)	-	2,548,000	2,576,000	2,576,000	7,700,000	-	-	-	-
Price differential ($/Bbl) (b)	-	$(1.26)	$(1.25)	$(1.25)	$(1.25)	$-	$-	$-	$-

(a) The index prices for the oil contracts are based on the NYMEX-West Texas Intermediate monthly average futures prices.

(b) The basis differential price is between Midland-West Texas Intermediate and Cushing-West Texas Intermediate.

CONTACT:
Concho Resources Inc.
Price Moncrief, 432-683-7443
Vice President of Capital Markets and Strategy